Exhibit 99.1

Active Power Reports First Quarter 2011 Results

Revenues Up 56% versus Same Year-Ago Quarter

AUSTIN, Texas (April 26, 2011) – Critical backup power systems and continuous power solutions manufacturer Active Power, Inc. (NASDAQ: ACPW) announced results for its first quarter ended March 31, 2011.

Q1 2011 Highlights
•	Increased revenues by $6.2 million or 56% to $17.3 million versus the same year-ago quarter.

•	Recognized $6.2 million in revenue from continuous power and infrastructure solutions, representing 36% of revenue for the quarter.

•	Realized a 36% increase in direct channel revenues compared to the same year-ago quarter.

•	Achieved 27% gross margin for the first quarter compared to 26% in the same year-ago quarter.

•	64% of orders received since the beginning of the year were from new customers and the remaining 36% were repeat orders from existing customers.

•
Achieved revenue of $480,000 per megawatt for 31.2 megawatts of critical power systems sold during the quarter compared to revenue of $414,000 per megawatt for 23.6 megawatts of critical power systems sold in the same year-ago quarter.

•	Incurred a net loss of $1.1 million, or $0.01 per share for the quarter, a 59% reduction compared to a net loss of $2.6 million, or $0.04 per share, in the same year-ago quarter.

•	Announced the deployment of two PowerHouse systems for temporary critical power needs and to support a containerized datacenter deployment.

•	Named one of the most trustworthy companies in America by Forbes Magazine, recognized for transparent accounting principles and sound management practices.

Q1 2011 Financial Results
Revenues for the first quarter of 2011 were $17.3 million, an increase of 56% from the first quarter of 2010, reflecting a traditional seasonal decline of 10% from the fourth quarter of 2010.

Gross profit margin for the quarter was 27%, compared to 26% in the same year-ago quarter and 28% in the previous quarter.

Net loss for the quarter was $1.1 million, or $(0.01) per share. This compares to a net loss of $2.6 million or $(0.04) per share in the same year-ago quarter and a profit of $145,000 or $0.00 per share in the previous quarter.

Cash and investments decreased by $1.6 million during the quarter to $13.9 million at March 31, 2011.

Management Commentary
“The first quarter of 2011 was our strongest start yet to a calendar year,” said Jim Clishem, president and CEO of Active Power. “While it’s traditionally the slowest quarter of the year, we experienced strong interest and order activity across all geographies and product lines. The quarter was highlighted by a substantial increase in revenues from our continuous power and infrastructure solutions, including a number of large repeat orders from our datacenter and technology-centric customers.”

“We expect these favorable conditions to support our continued growth through 2011 and help us achieve our goal of sustained revenue growth and operating profitability on an annualized basis..”

Outlook
Active Power expects second quarter 2011 revenues between $17 million and $20 million. This would represent an increase between 6% and 25% when compared to second quarter 2010 revenue of $16 million. Second quarter earnings per share is expected to range between $(0.01) and $0.01 cents per share. Changes in cash and investments are expected to be driven by changes in working capital requirements.

Conference Call
Active Power will host a conference call today (Tuesday, April 26, 2011) at 11:00 a.m. (ET) to discuss its first quarter 2011 results. Interested parties can dial into the call at the time of the event at (866) 838-2057. For callers outside the U.S. and Canada, please dial (904) 520-5768.

To listen to the live Webcast, please click here. A replay of the Webcast will be available until May 10, 2011, via Active Power’s Web site at www.activepower.com.

About Active Power
Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Product revenue	$14,738	$9,386
Service and other revenue	2,591	1,731
Total revenue	17,329	11,117

Cost of product revenue	10,522	6,865
Cost of service and other revenue	2,097	1,401
Total cost of revenue	12,619	8,266

Gross profit	4,710	2,851

Operating expenses:
Research and development	921	835
Selling and marketing	3,470	3,258
General and administrative	1,368	1,317
Total operating expenses	5,759	5,410
Operating loss	(1,049)	(2,559)

Interest expense	(33)	(26)
Other income (expense)	16	(4)
Net loss	$(1,066)	$(2,589)

Net loss per share, basic & diluted	$(0.01)	$(0.04)
Shares used in computing net loss per share, basic & diluted	79,848	71,525

Comprehensive loss:
Net loss	$(1,066)	$(2,589)
Translation gain (loss) on subsidiaries in foreign currencies	310	(161)
Change in unrealized gain (loss) on investments in marketable securities	-	-

Comprehensive loss	$(756)	$(2,750)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	Mar. 31 2011	December 31 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$13,772	$15,416
Short-term investments in marketable securities	142	134
Accounts receivable, net	15,042	14,708
Inventories	7,800	6,430
Prepaid expenses and other	795	511
Total current assets	37,551	37,199
Property and equipment, net	1,993	2,005
Deposits and other	324	314
Total assets	$39,868	$39,518

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$6,677	$6,022
Accrued expenses	5,051	7,068
Deferred revenue	3,426	2,492
Revolving line of credit	3,535	2,535
Total current liabilities	18,689	18,117

Long-term liabilities	660	579
Stockholders' equity:
Common stock	80	80
Treasury stock	-115	-103
Additional paid-in capital	275,272	274,807
Accumulated deficit	-254,867	-253,801
Other accumulated comprehensive loss	149	-161
Total stockholders’ equity	20,519	20,822
Total liabilities and stockholders’ equity	$39,868	$39,518